Exhibit 10.24.1
March 25, 2008
Mr. Gary K. Wandschneider
Timpanogos Consulting LLC
79 Silver Hill Road
Ridgefield, Connecticut 06877
RE: Extension of Consulting Agreement
Dear Gary:
This letter is being sent in reference to the Consulting Agreement dated July 27, 2007, and effective June 30, 2007, between Interstate Brands Corporation (“IBC”) and Timpanogos Consulting LLC (“Consultant”). As you are aware, the Consulting Agreement is scheduled to expire on March 29, 2008. While IBC has not yet finalized its strategy for exiting its pending bankruptcy proceedings, your continued service is of great importance to the company’s future. Therefore, we would like to extend the current Consulting Agreement until April 21, 2008, in order to coincide with the expiration date of other executive consulting agreements. During the extension, your rate of compensation will remain at $750 per hour (limited to 50 hours per week) but will not be subject to any holdback. All holdback amounts earned through March 29, 2008, will be paid to you upon receipt of your invoice for services through that date. All other terms and conditions under the Consulting Agreement shall remain in full force and effect during the extension.
If you are in agreement to extend the Consulting Agreement, please sign below and return a copy of this letter to me for our files. IBC has benefited greatly from your expertise during your engagement and we are looking forward to our continued relationship.

Sincerely,
/s/ Craig D. Jung

Craig D. Jung Chief Executive Officer

Agreed and Accepted:
TIMPANOGOS CONSULTING LLC

By:	/s/ Gary K. Wandschneider	Date:	3/28/08

Name:	Gary K. Wandscheider